Exhibit 10.2

EXECUTION COPY

Employment Agreement

     Set forth below are the terms of a legally binding Employment Agreement (“Agreement”), dated October 22, 2008, by and among Irving Azoff (“Executive”), Ticketmaster (“Ticketmaster”), and, solely for purposes of the sections of the Agreement entitled “FLMG Equity Cancellation; Ticketmaster Equity Grant” and “Miscellaneous,” the Azoff Family Trust of 1997, dated May 27, 1997, as amended (the “Azoff Family Trust”).

Term	Description

Position	●	During the Term (as defined below), Executive shall be Chief
Executive Officer of Ticketmaster, reporting to the Chairman of the
Board and the Board of Directors of Ticketmaster (“Board”).

	●	Ticketmaster shall cause Executive to be elected to the Board as soon as practicable following the Effective Date. Thereafter, during the Term, so long as Executive remains Chief Executive Officer of
Ticketmaster, Executive shall be nominated by Ticketmaster to remain on the Board, subject to the immediately succeeding
sentence. In the event Executive’s employment ends at any time and for any reason, Executive agrees that, in the absence of an agreement with the Board to the contrary, Executive will resign his position as director simultaneously with the termination of his employment.

	●	During the Term, Executive agrees to devote substantially all of
Executive’s working time, attention and efforts to Ticketmaster and, for so long as Executive is employed by Front Line
Management Group, Inc. (“FLMG”), to FLMG.

	●	Executive agrees that during the Term he shall perform his duties conscientiously and faithfully subject to the lawful directions of the
Board and the Chairman of the Board, and in accordance with each of Ticketmaster’s corporate governance and ethics guidelines, conflict of interests policies, and codes of conduct.

	●	During the Term, Executive’s principal place of employment shall be FLMG’s headquarters currently located in Westwood, California or in any new headquarters for FLMG located in Beverly Hills,
California or West Los Angeles, California.

	●	During the Term, the person who served as the Chief Executive
Officer of Ticketmaster immediately prior to the date of this
Agreement will report to Executive for so long as such individual remains an employee of Ticketmaster or any of its subsidiaries.

Effective Date	Unless Ticketmaster and Executive otherwise mutually agree, “Effective
Date” shall mean the date of consummation of the transactions contemplated by the Stock Purchase Agreement, dated as of October 22,
2008, by and among FLMG Holdings Corp., MM Investment Inc., and WMG
Church Street Limited.

Term	Description

Term	“Term” shall mean the period from the Effective Date through May 11,
2014, unless Executive’s employment with Ticketmaster terminates prior to May 11, 2014 in accordance with the terms of this Agreement, in which case “Term” shall mean the period from the Effective Date through the date of termination of Executive’s employment in accordance with the terms of this Agreement. Ticketmaster may terminate Executive’s employment with Ticketmaster at any time with or without Cause (as defined in Exhibit A to this Agreement) or upon Executive’s Disability (as defined in Exhibit A to this Agreement). Executive may terminate
Executive’s employment with Ticketmaster at any time with or without
Good Reason (as defined in Exhibit A to this Agreement). Executive’s employment with Ticketmaster shall terminate immediately upon
Executive’s death.

FLMG	The Employment Agreement, dated as of May 11, 2007, by and between
Employment	FLMG and Executive (as amended from time to time, the “FLMG
Agreement	Employment Agreement”) shall remain in effect unless and until terminated in accordance with the terms of the FLMG Employment
Agreement.

FLMG Base	Executive will continue to receive base salary and annual bonuses under
Salary and	the FLMG Employment Agreement, subject to, and in accordance with, its
Annual	terms.
Bonuses

Ticketmaster	During the Term, Executive shall be eligible to receive discretionary
Discretionary	annual bonuses from Ticketmaster, with such annual bonuses, if any, to
Bonus	be paid after January 1 and not later than March 15 of the calendar year immediately following the calendar year with respect to which such annual bonus relates.

FLMG Equity	● Subject to, and simultaneously with, the grant described in the
Cancellation;	immediately succeeding bullet, on the Effective Date, Executive
Ticketmaster	and the Azoff Family Trust shall forfeit 25,918.276 shares of
Equity Grant	restricted common stock, $0.01 par value per share, of FLMG
(“FLMG Common Stock”).

● Subject to, and simultaneously with, the forfeiture of the FLMG
Common Stock described in the immediately preceding bullet, on the Effective Date, at Executive’s direction, Ticketmaster shall grant to Executive and Rochelle Azoff, as Co-Trustees of the Azoff
Family Trust (1) 1,750,000 shares of restricted series A convertible preferred stock, $0.01 par value per share, of Ticketmaster
(“Ticketmaster Series A Preferred Stock”) having a face value of $20/share ($35 million in the aggregate) and a 3% annual paid in kind dividend, and (2) 1,000,000 shares of restricted common stock, $0.01 par value per share, of Ticketmaster (“Ticketmaster
Common Stock”). The Ticketmaster Series A Preferred Stock shall have such other terms as set forth in the certificate of designations of the Ticketmaster Series A Preferred Stock, which certificate of

Term	Description

designations shall be substantially in the form attached to this
Agreement as Exhibit E. For purposes of this Agreement,
references to the Ticketmaster Series A Preferred Stock shall include the paid in kind dividends thereon.

	●	Ticketmaster shall have the right at any time to issue preferred stock senior in preference to the Ticketmaster Series A Preferred
Stock.

	●	Neither Executive nor the Azoff Family Trust shall transfer, sell, assign, exchange, pledge, encumber or otherwise dispose of (each, a “Transfer”) (1) any shares of the Ticketmaster Series A
Preferred Stock (whether or not restricted), (2) any shares of restricted Ticketmaster Common Stock issued upon the conversion of the Ticketmaster Series A Preferred Stock or (3) any of the
1,000,000 shares of restricted Ticketmaster Common Stock issued pursuant to this Agreement; provided, however, that (x) after the
Ticketmaster Series A Preferred Stock has vested in accordance with the terms hereof, Executive or the Azoff Family Trust may pledge the Ticketmaster Series A Preferred Stock as collateral for a loan from a bona fide financial institution incurred to fund the payment of taxes due to the vesting of the restricted Ticketmaster
Series A Preferred Stock and (y) the restriction on Transfers shall not apply to Ticketmaster Common Stock that has vested in
accordance with the terms of this Agreement.

	●	The Ticketmaster Series A Preferred Stock issued pursuant to this
Agreement shall be mandatorily redeemable by Ticketmaster at its liquidation preference on the fifth anniversary of the Effective Date
(if not earlier converted or forfeited). Except as otherwise provided in this Agreement, the Ticketmaster Series A Preferred Stock issued pursuant to this Agreement and any shares of restricted
Ticketmaster Common Stock issued upon conversion of the
Ticketmaster Series A Preferred Stock issued pursuant to this
Agreement will cliff vest on the five-year anniversary of the
Effective Date, subject to Executive’s continued employment with
FLMG or Ticketmaster as a senior executive officer through such five-year anniversary. Redemption payments with respect to the
Ticketmaster Series A Preferred Stock issued pursuant to this
Agreement will be made by Ticketmaster in cash.

	●	Except as otherwise provided in this Agreement, the 1,000,000 shares of restricted Ticketmaster Common Stock issued pursuant to this Agreement will cliff vest on the five-year anniversary of the
Effective Date, subject to Executive’s continued employment with
FLMG or Ticketmaster as a senior executive officer through such five-year anniversary.

	●	Shares of restricted Ticketmaster Common Stock and restricted
Ticketmaster Series A Preferred Stock issued pursuant to this
Agreement shall be evidenced in book-entry registration or

Term	Description

issuance of one or more stock certificates. Any certificate issued in respect of such shares shall be registered in the name of the holder and shall bear the following legend: “The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the
Employment Agreement (the “Agreement”), dated October 22,
2008, by and among Irving Azoff, Ticketmaster, and, solely for purposes of the sections of the Agreement entitled “FLMG Equity
Cancellation; Ticketmaster Equity Grant” and “Miscellaneous,” the
Azoff Family Trust of 1997, dated May 27, 1997, as amended.
Copies of the Agreement are on file at the office of Ticketmaster,
8800 Sunset Blvd., West Hollywood, CA 90069.” Ticketmaster may
require that the certificates evidencing such shares be held in custody by Ticketmaster until the restrictions thereon shall have lapsed at which time such legend shall be removed.

	●	At Executive’s election, the Ticketmaster Series A Preferred Stock issued pursuant to this Agreement will be convertible at any time prior to redemption into shares of restricted Ticketmaster Common
Stock based on a conversion price of $20/share of Ticketmaster
Common Stock (subject to adjustment in accordance with the
terms of the certificate of designations), and such shares of restricted Ticketmaster Common Stock shall vest on the date the
Ticketmaster Series A Preferred Stock issued pursuant to this
Agreement otherwise would have vested hereunder, subject to
Executive’s continued employment with FLMG or Ticketmaster as a senior executive officer through the applicable vesting date.

	●	Executive shall have customary registration rights, such as demand rights, piggyback rights and S-3 registration rights, for shares of
Ticketmaster Common Stock acquired upon conversion of the
Ticketmaster Series A Preferred Stock issued pursuant to this
Agreement and for the 1,000,000 shares of restricted Ticketmaster
Common Stock issued pursuant to this Agreement.

	●	(1) the 1,000,000 shares of restricted Ticketmaster Common Stock issued pursuant to this Agreement, (2) the Ticketmaster Series A
Preferred Stock issued pursuant to this Agreement and (3) any shares of restricted Ticketmaster Common Stock issued upon
conversion of the Ticketmaster Series A Preferred Stock issued pursuant to this Agreement will become 100% vested upon a
termination of Executive’s employment with both of FLMG and
Ticketmaster without Cause or for Good Reason or due to death or
Disability. For purposes of this provision, (x) with respect to a termination of employment with FLMG, “Cause,” “Good Reason”
and “Disability” shall have the meanings set forth in the FLMG
Employment Agreement, except that clause (G) of the definition of
“Good Reason” shall not apply and (y) with respect to a
termination of employment with Ticketmaster, “Cause” “Good
Reason” and “Disability” shall have the meanings set forth in

Term	Description

Exhibit A to this Agreement.

	●	If (1) all of the outstanding shares of Ticketmaster Common Stock are converted into cash, and (2) (x) shares of Ticketmaster Series
A Preferred Stock issued pursuant to this Agreement, (y) the shares of restricted Ticketmaster Common Stock issued upon
conversion of the Ticketmaster Series A Preferred Stock issued pursuant to this Agreement, or (z) the shares of restricted
Ticketmaster Common Stock issued pursuant to this Agreement
remain outstanding, Ticketmaster will cause to be placed in trust or escrow for the benefit of the holder of (i) the Ticketmaster Series A
Preferred Stock issued pursuant to this Agreement, (ii) the shares of restricted Ticketmaster Common Stock issued upon conversion of the Ticketmaster Series A Preferred Stock issued pursuant to this Agreement or (iii) the shares of restricted Ticketmaster
Common Stock issued pursuant to this Agreement, an amount in cash or government securities adequate to make payment to such holder when due in accordance with the terms and subject to the conditions of this Agreement.

	●	Upon any termination of Executive’s employment with both FLMG and Ticketmaster for Cause or by Executive without Good Reason,
Executive shall forfeit (1) the Ticketmaster Series A Preferred
Stock issued pursuant to this Agreement, (2) any shares of
restricted Ticketmaster Common Stock issued upon conversion of the Ticketmaster Series A Preferred Stock issued pursuant to this
Agreement and (3) the 1,000,000 shares of restricted Ticketmaster
Common Stock issued pursuant to this Agreement. For purposes of this provision, (x) with respect to a termination of employment with FLMG, “Cause,” and “Good Reason” shall have the meanings set forth in the FLMG Employment Agreement, except that clause
(G) of the definition of “Good Reason” shall not apply and (y) with respect to a termination of employment with Ticketmaster, “Cause”
and “Good Reason” shall have the meanings set forth in Exhibit A to this Agreement.

	●	The Ticketmaster Series A Preferred Stock shall vote on an as converted basis with the Ticketmaster Common Stock. The terms of the Ticketmaster Series A Preferred Stock will provide for customary equitable adjustments for recapitalizations, stock splits, stock dividends or other similar transactions. Ticketmaster will not amend the terms of the Ticketmaster Series A Preferred Stock in a manner adverse to the holder of such stock without such holder’s prior written consent.

	●	Executive has directed Ticketmaster to transfer or deliver to the
Azoff Family Trust the shares of restricted Ticketmaster Series A
Preferred Stock and restricted Ticketmaster Common Stock issued pursuant to this Agreement.

Term	Description

Option Grant	On the Effective Date, Ticketmaster shall grant to Executive an option (the
“Stock Option”) to purchase 2,000,000 shares of Ticketmaster Common
Stock. Executive shall have the right to exercise the Stock Option, to the extent vested, on a net basis pursuant to Section 5(g)(iii) of the
Ticketmaster 2008 Stock and Annual Incentive Plan. The Stock Option
shall have a per share exercise price of $20 and a ten-year term. Except as otherwise provided below, the Stock Option will be subject to the terms set forth in the Ticketmaster 2008 Stock and Annual Incentive Plan.

Standard	Except as otherwise provided in this Agreement, the Stock Option shall
Vesting	vest in equal annual installments over 4 years (25%/year commencing on the first anniversary of the Effective Date), subject to Executive’s continued employment with Ticketmaster through each vesting date.

Vesting	The Stock Option shall vest in full upon a termination of Executive’s
Upon	employment with Ticketmaster by Ticketmaster without “Cause” or a
Specified	termination of employment with Ticketmaster by Executive for “Good
Termination	Reason,” each as defined in Exhibit A to this Agreement. Executive shall
Events	forfeit any unvested portion of the Stock Option upon any other termination of employment with Ticketmaster.

Post-	● In general, any vested portion of the Stock Option will remain
Termination	exercisable until the earlier of (1) expiration of the 10-year term of
Exercise	the Stock Option and (2) 90 days following Executive’s termination
Period	of employment with Ticketmaster.

● Upon a termination of Executive’s employment with Ticketmaster by Ticketmaster without “Cause” or a termination of employment with Ticketmaster by Executive for “Good Reason” (each as defined in Exhibit A to this Agreement), any vested portion of the Stock
Option will remain exercisable until the earlier of (1) expiration of the 10-year term of the Stock Option and (2) the later of (x) one year following Executive’s termination of employment with
Ticketmaster and (y) the two-year anniversary of the Effective
Date.

CIC Vesting	Upon a “Change in Control” as such term is defined in the Ticketmaster
2008 Stock and Annual Incentive Plan, the Stock Option shall vest in full.

Modified	The modified gross-up set forth in Section 5.1 of the Restricted Stock
Gross-Up	Award Agreement, dated as of June 8, 2007, by and between FLMG and
Executive (the “FLMG Restricted Stock Award Agreement”), shall not apply to the Ticketmaster Series A Preferred Stock issued pursuant to this
Agreement, any shares of Ticketmaster Common Stock issued upon conversion of the shares of Ticketmaster Series A Preferred Stock, the
1,000,000 shares of restricted Ticketmaster Common Stock issued pursuant to this Agreement, the Stock Option or any other equity of
Ticketmaster.

Term	Description

Certain	With respect to a termination of Executive’s employment with
Defined	Ticketmaster, “Cause,” “Good Reason” and “Disability” shall have the
Terms	meanings set forth in Exhibit A to this Agreement and Exhibit A to this
Agreement shall be incorporated by reference into this Agreement as if fully set forth in this Agreement.

Restrictive	Executive shall be subject to the restrictive covenants set forth in Exhibit
Covenants	B to this Agreement and Exhibit B to this Agreement shall be incorporated by reference into this Agreement as if fully set forth in this
Agreement.

Miscellaneous	● Subject to, and simultaneously with, the occurrence of the
Effective Date, the FLMG Restricted Stock Award Agreement and
the FLMG Employment Agreement shall be amended as set forth on
Exhibit C to this Agreement.

● Subject to, and simultaneously with, the occurrence of the
Effective Date, the Second Amended and Restated Stockholders’
Agreement of FLMG shall be amended as set forth on Exhibit D to this Agreement and the parties to this Agreement agree to abide by the terms set forth on Exhibit D to this Agreement upon the occurrence of the Effective Date.

● Prior to execution of this Agreement, Executive shall deliver to
Ticketmaster a representation letter regarding the financial condition of FLMG.

● By virtue of Ticketmaster’s existing credit arrangements, upon consummation of the transactions contemplated by this
Agreement, FLMG will become a guarantor of Ticketmaster’s debt and will be subject to any provisions therein that apply to
Ticketmaster’s subsidiaries.

● Section 12 of the FLMG Employment Agreement (other than
clauses (a), (b), (h) and (o)) is hereby incorporated into this
Agreement by reference, and unless otherwise expressly specified in this Agreement, such provisions shall apply as if fully set forth in this Agreement, except that references in such Section 12 to the
“Company” shall mean Ticketmaster and its successors and assigns and references in such Section 12 to the “Agreement” shall mean this Agreement. For purposes of paragraph (f) (“Set Off; No
Mitigation”) of the FLMG Employment Agreement and the
incorporation of such provision into this Agreement, the payments due under the FLMG Employment Agreement shall not be set off against payments due under this Agreement and the payments due under this Agreement shall not be set off against payments due under the FLMG Employment Agreement.

● Without limiting any of Executive’s rights to indemnification under
Ticketmaster’s by-laws, certificate of incorporation, applicable law

Term	Description

or otherwise, Ticketmaster shall indemnify, defend and hold
Executive harmless for any claims, costs, liabilities, expenses and judgments (including without limitation reasonable attorney’s fees and costs) arising from, in connection with or as a result of any acts and omissions in Executive’s capacity as an officer, director and/or employee of Ticketmaster and/or any of its subsidiaries to the maximum extent permitted under applicable law, including the advancement of fees and expenses. The obligation set forth in the immediately preceding sentence shall survive the termination or expiration of Executive’s employment and this Agreement.

Governing	Except as set forth in the immediately succeeding sentence, this
Law	Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws and the parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of California, in any action or proceeding brought with respect to or in connection with this Agreement.
The Second Amended and Restated Front Line Management Group, Inc.
Stockholders’ Agreement, the Stock Option, the Ticketmaster Series A
Preferred Stock and the shares of restricted Ticketmaster Common Stock granted pursuant to this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts of laws and the parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of
Delaware, in any action or proceeding brought with respect to or in connection with such matters.

Remedies	Executive expressly agrees and understands that the remedy at law for
for Breach	any breach by Executive of the provisions set forth in Exhibit B to this
Agreement may be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms.
Accordingly, it is acknowledged that, upon Executive’s violation of any provision of Exhibit B to this Agreement, Ticketmaster shall be entitled to seek from any court of competent jurisdiction immediate injunctive relief, a temporary order restraining any threatened or further breach, as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing shall be deemed to limit Ticketmaster’s remedies at law or in equity for any breach by Executive of any of the provisions of this
Agreement, including Exhibit B to this Agreement, which may be pursued by or available to Ticketmaster.

Waiver;	Failure by any party to this Agreement to insist upon strict compliance
Modification	with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by Executive and Ticketmaster and, solely, to the extent that (1) the relevant modification affects the sections of the Agreement entitled “FLMG Equity Cancellation; Ticketmaster Equity Grant” or

Term	Description

“Miscellaneous” and (2) the modification relates to or directly affects the
Azoff Family Trust, the Azoff Family Trust.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                    IN WITNESS WHEREOF, Ticketmaster has caused this Agreement to be executed and delivered by its duly authorized officer, Irving Azoff has executed and delivered this Agreement, and the Azoff Family Trust of 1997 has caused this Agreement to be executed and delivered by its duly authorized Co-Trustee, each as of the date first set forth above.

TICKETMASTER

/s/ Brian M. Regan
Name: Brian M. Regan
Title: EVP & CFO

/s/ Irving Azoff
IRVING AZOFF
Solely for purposes of the sections of the
Agreement entitled “FLMG Equity Cancellation;
Ticketmaster Equity Grant” and “Miscellaneous”:

AZOFF FAMILY TRUST OF 1997

/s/ Irving Azoff
Name: Irving Azoff
Title: Co-Trustee

CONSENTED TO:

FRONT LINE MANAGEMENT GROUP, INC.
/s/ Colin Hedgson
Name: Colin Hedgson
Title: CFO

[SIGNATURE PAGE TO TICKETMASTER/AZOFF EMPLOYMENT AGREEMENT]

Exhibit A

Cause; Good Reason; Disability

                    Capitalized terms used in this Exhibit A that are not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement (the “Agreement”), dated October 22, 2008, by and among Irving Azoff (“Executive”), Ticketmaster (“Ticketmaster”), and, solely for purposes of the sections of the Agreement entitled “FLMG Equity Cancellation; Ticketmaster Equity Grant” and “Miscellaneous,” the Azoff Family Trust of 1997, dated May 27, 1997, as amended.

                    For purposes of the Agreement, the terms “Cause,” “Good Reason” and “Disability” shall have the meanings set forth below:

                    “Cause” means (A) the willful and continued failure of Executive to perform substantially his material duties with Ticketmaster (other than any such failure resulting from Executive’s incapacity due to physical or mental illness and shall not include a failure to achieve particular results or to perform at any particular level) after a written demand for performance is delivered to Executive by the Board which identifies the manner in which the Board believes that Executive has not performed Executive’s duties and Executive, after a period established by the Board and communicated in writing to Executive (which period may be no less than twenty (20) days), has failed to cure such failure, (B) the willful engaging by Executive in gross misconduct which is demonstrably and materially injurious to Ticketmaster or any material breach by Executive of his obligations under Exhibit B to the Agreement (if such breach continues uncured beyond a five (5) day period), (C) Executive’s conviction of, or pleading guilty or no lo contendere to, a felony, or (D) a material breach by Executive of a fiduciary duty. A termination of Executive’s employment for Cause shall not be effective unless and until Ticketmaster has delivered to Executive a copy of a resolution duly adopted by a majority of the Board (excluding Executive, if he is a member of the Board) stating that the Board has determined to terminate Executive’s employment for Cause; provided, however, that no such resolution shall be permitted to be adopted without Ticketmaster having afforded the Executive the opportunity to make a presentation to the Board and to answer any questions its members may ask him.

                    “Disability” means personal injury, illness or other cause which has rendered Executive unable to perform substantially his material duties and responsibilities under the Agreement for a period of one hundred twenty (120) consecutive days, or one hundred twenty (120) out of one hundred eighty (180) consecutive days, as determined jointly by a physician selected by Ticketmaster reasonably acceptable to Executive (or if he is incapacitated, his legal representative) and a physician selected by Executive (or if he is incapacitated, his legal representative) and reasonably acceptable to Ticketmaster. If such physicians cannot agree as to whether Executive has suffered a Disability, they shall jointly select a third physician who shall make such determination. The determination of Disability made in writing to Ticketmaster and Executive shall be final and conclusive for all purposes of the Agreement.

                    “Good Reason” means, without Executive’s express written consent:

                    (A) (x) a material and adverse change in Executive’s position(s), authority, duties, responsibilities (including reporting responsibilities) (excluding any change relating to Executive’s employment with FLMG), or (y) Executive no longer serving as Chief Executive Officer of Ticketmaster during the Term;

                    (B) any willful breach by Ticketmaster of any material obligation of Ticketmaster under the Agreement; or

                    (C) Ticketmaster requiring the Executive to be based other than at an office commensurate with the Executive’s current office or locating the headquarters of FLMG (or Executive’s principal place of business) somewhere other than Beverly Hills, California or West Los Angeles, California.

A termination of employment by Executive for Good Reason shall be effective only if Executive delivers to Ticketmaster a notice of termination for Good Reason within 60 days after learning of the circumstances constituting Good Reason. Executive shall be required to give Ticketmaster at least 30 days advance written notice of any resignation of Executive’s employment for Good Reason. Notwithstanding the foregoing, if within 30 days following Executive’s delivery of such notice of termination of employment for Good Reason, Ticketmaster has cured the circumstances giving rise to the Good Reason claim, then such notice of termination shall be ineffective and no Good Reason shall be deemed to exist.

A-2

Exhibit B

CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; AND PROPRIETARY RIGHTS

                    Capitalized terms used in this Exhibit B that are not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement (the “Agreement”), dated October 22, 2008, by and among Irving Azoff (“Executive”), Ticketmaster (“Ticketmaster”), and, solely for purposes of the sections of the Agreement entitled “FLMG Equity Cancellation; Ticketmaster Equity Grant” and “Miscellaneous,” the Azoff Family Trust of 1997, dated May 27, 1997, as amended. For purposes of the covenants contained in this Exhibit B, for so long as FLMG is a majority-owned subsidiary of Ticketmaster, actions taken by Executive in furtherance of his duties with FLMG shall not be deemed a violation of such covenants. In consideration of the benefits provided to Executive under the Agreement:

                    (a) CONFIDENTIALITY. Executive acknowledges that, while employed by Ticketmaster, Executive will occupy a position of trust and confidence. Ticketmaster, its subsidiaries and/or affiliates may provide Executive with “Confidential Information” as referred to below. Executive shall not, except in connection with the good faith performance by Executive of his duties hereunder, as required by applicable law or in connection with the enforcement of his rights under this Agreement, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, any Confidential Information regarding Ticketmaster and/or any of its subsidiaries and/or affiliates.

                    “Confidential Information” shall mean information about Ticketmaster or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by Ticketmaster or any of its subsidiaries or affiliates for financial reporting purposes or otherwise generally made available to, or in the possession of, the public (other than by Executive’s breach of the terms hereof) and that was learned or developed by Executive in the course of employment by Ticketmaster or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Notwithstanding the foregoing provisions, if Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, Executive shall promptly notify Ticketmaster of any such requirement so that Ticketmaster may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. Executive shall reasonably cooperate with Ticketmaster (at Ticketmaster’s sole expense) to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time Executive is required to make the disclosure, or Ticketmaster waives compliance with the provisions hereof, Executive shall be permitted to disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to Ticketmaster and its subsidiaries or affiliates, and that such information gives Ticketmaster and its subsidiaries or affiliates a competitive advantage. Executive agrees to deliver or return to Ticketmaster, at Ticketmaster’s request at any time or upon termination or expiration of Executive’s employment with Ticketmaster or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by Ticketmaster and its subsidiaries or affiliates or prepared by Executive in the course of Executive’s employment by Ticketmaster and its subsidiaries or affiliates, other than Executive’s personal files that do not contain Confidential Information and a copy of Executive’s rolodex. As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with Ticketmaster. A company, corporation, partnership, limited liability company, joint venture or other entity (“Person”) shall be deemed to “control” another Person if such Person owns, directly or indirectly, or controls the right to vote, more than 50% of the equity of such other Person.

                    (b) NON-SOLICITATION OF EMPLOYEES. Executive recognizes that he may possess Confidential Information about other employees, consultants and contractors of Ticketmaster and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of Ticketmaster and its subsidiaries or affiliates. Executive recognizes that the information he possesses about these other employees, consultants and contractors is not generally known, may be of substantial value to Ticketmaster and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s business position with Ticketmaster. Executive agrees that, during the twelve month period following his termination of employment with Ticketmaster for any reason (the “Restricted Period”), Executive will not, directly or indirectly, solicit or recruit any employee of (i) Ticketmaster and/or (ii) its subsidiaries and/or affiliates with whom Executive has had direct contact during his employment hereunder, in all cases, for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such Confidential Information or trade secrets about employees of Ticketmaster or any of its subsidiaries or affiliates to any other person except within the scope of Executive’s duties hereunder. Notwithstanding the foregoing, Executive is not precluded from soliciting any individual who (x) responds to any public advertisement or general solicitation; (y) has been terminated by Ticketmaster prior to the solicitation; or (z) was Executive’s personal assistant or secretary.

                    (c) NON-SOLICITATION OF CUSTOMERS. During the Restricted Period, Executive shall not, without the written consent of Ticketmaster, solicit, request or instruct, directly or indirectly, any venue, promoter, touring artist, team, league or any other party, in each case with respect to which Ticketmaster and or any of its subsidiaries or affiliates provided such party with services pursuant to a contractual relationship during the last twelve (12) months of the Term (collectively, the “Business Partners”) to use the services of any competitor of Ticketmaster in a manner that could reasonably be expected to result in the cessation or a material reduction in the amount of business between the Business Partners and Ticketmaster and/or any of its subsidiaries or affiliates. For the avoidance of doubt, Executive may solicit Business Partners during the Restricted Period with respect to transactions or matters that are not competitive with the business of Ticketmaster and/or any of its subsidiaries or affiliates without being in violation of this Section (c).

                    (d) PROPRIETARY RIGHTS; ASSIGNMENT. All Employee Developments (defined below) shall be considered works made for hire by Executive for Ticketmaster or, as applicable, its subsidiaries or affiliates, and Executive agrees that all rights of any kind in any Employee Developments belong exclusively to Ticketmaster. In order to permit Ticketmaster to exploit such Employee Developments, Executive shall promptly and fully report all such Employee Developments to Ticketmaster. Except in furtherance of his obligations as an employee of Ticketmaster, Executive shall not use or reproduce any portion of any record associated with any Employee Development without prior written

B-2

consent of Ticketmaster or, as applicable, its subsidiaries or affiliates. Executive agrees that in the event actions of Executive are required to ensure that such rights belong to Ticketmaster under applicable laws, Executive will cooperate and take whatever such actions are reasonably requested by Ticketmaster, whether during or after the Term, and without the need for separate or additional compensation. “Employee Developments” means any idea, know-how, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work of authorship, in each case, (i) that (A) concerns or relates to the actual or anticipated business, research or development activities, or operations of Ticketmaster or any of its subsidiaries or affiliates, or (B) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of Ticketmaster or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours, or (C) uses, incorporates or is based on Ticketmaster equipment, supplies, facilities, trade secrets or inventions of any form or type, and (ii) that is developed, conceived or reduced to practice during the period that Executive is employed with Ticketmaster. All Confidential Information and all Employee Developments are and shall remain the sole property of Ticketmaster or any of its subsidiaries or affiliates. Executive shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term. To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, Executive hereby assigns and covenants to assign to Ticketmaster all such proprietary rights without the need for a separate writing or additional compensation. Executive shall, both during and after the Term, upon Ticketmaster’s request, promptly execute, acknowledge, and deliver to Ticketmaster all such assignments, confirmations of assignment, certificates, and instruments, and shall promptly perform such other acts, as Ticketmaster may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend Ticketmaster’s rights in Confidential Information and Employee Developments.

                    (e) COMPLIANCE WITH POLICIES AND PROCEDURES. During the period that Executive is employed with Ticketmaster hereunder, Executive shall adhere to the policies and standards of professionalism set forth in Ticketmaster’s Policies and Procedures applicable to all employees of Ticketmaster and its subsidiaries and/or affiliates as they may exist from time to time.

                    (f) SURVIVAL OF PROVISIONS. The obligations contained in this Exhibit B shall, to the extent provided in this Exhibit B, survive the termination or expiration of Executive’s employment with Ticketmaster and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction that any restriction in this Exhibit B is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.

B-3

Exhibit D

Amendments to FLMG Second Amended and Restated Stockholders Agreement

1.	For purposes of the definition of “Permitted Transferee,” Ticketmaster and/or one or more wholly owned subsidiaries of Ticketmaster (including, FLMG Holdings Corp.) shall collectively be a Permitted Transferee of MMI and WMG Church with respect to the transfer of all of the Shares held by MMI and WMG Church. For avoidance of doubt, upon becoming a Permitted Transferee of MMI and WMG Church, pursuant to the terms hereof, Ticketmaster and/or one or more of its wholly owned subsidiaries will succeed to and be bound by the rights and obligations of MMI and WMG Church under the Agreement.

2.	Azoff’s rights under Section 2.3(c) of the Agreement shall be subject to the terms of agreements binding upon or applicable to subsidiaries of Ticketmaster, including without limitation, the agreements and other instruments governing Ticketmaster’s existing financing arrangements (“Ticketmaster Debt Documents”).

3.	The exercisability of the Azoff Family Trust’s put right under Section 3.4(a)(i) of the Agreement and FLMG Holdings Corp.’s call right under Section 3.4(a)(ii) of the Agreement with respect to 50% of the Azoff Family Trust’s Shares (calculated after giving effect to the cancellation of Shares pursuant to the transactions in connection with which these amendments are being adopted) will be delayed until the fifth anniversary of the Effective Date (as defined in the Employment Agreement, dated October 22, 2008, by and between Irving Azoff, Ticketmaster, and, solely for purposes of the sections of the Agreement entitled “FLMG Equity Cancellation; Ticketmaster Equity Grant” and “Miscellaneous,” the Azoff Family Trust of 1997, dated May 27, 1997, as amended).

4.	The Company will become a guarantor under the Ticketmaster Debt Documents and will be subject to any provisions therein that apply to subsidiaries of Ticketmaster and FLMG

Holdings Corp. will be required to pledge shares of the Company under the terms of the Ticketmaster Debt Documents. Dividends and distributions by the Company shall be subject to any restrictions on dividends and distributions by subsidiaries of Ticketmaster contained in the Ticketmaster Debt Documents in addition to the restrictions contained in Section 4.2 of the Agreement.

5.	Such other amendments contemplated by Section 6.2(a) of the Agreement to the extent necessary to permit the financial statements of the Company to be consolidated with those of Ticketmaster.